Exhibit 99.1

[New Century Bancorp, Inc logo appears here]

NEWS RELEASE	June 7, 2004
For more information, contact:
John Q. Shaw, President and CEO
johns@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP DECLARES 11-for-10 STOCK SPLIT

Distribution is the third since New Century opened in May, 2000.

Dunn, NC … The board of directors of New Century Bancorp (OTC Bulletin Board: “NCBC”) has unanimously approved an eleven-for-ten (11-for-10) stock split to be effected in the form of a 10% stock dividend, announced John Q. Shaw, president and CEO. The shares will be distributed July 1, 2004 to shareholders of record as of June 15, 2004.

“It is with great pleasure that the Board is rewarding our shareholders in this way,” Shaw said. “We passed the fourth anniversary of our opening on May 24th, and are pleased, in particular, to share our success with those shareholders who have been with us from the beginning. The stock split is also a vote of confidence from the Board in our ability to continue to provide a good return to our shareholders.”

As a result of the dividend, shareholders will receive one (1) additional share of New Century Bancorp stock for every ten (10) shares they hold at the close of the business day on Tuesday, June 15, 2004. New Century Bancorp stock transactions are handled by Trident Securities, which can be reached at 1-800-340-6321.

As of March 31, 2004, New Century Bancorp had total assets of $235.2 million.

New Century Bancorp is the holding company for New Century Bank, a community bank that opened in 2000 in Dunn, NC, and now has offices in Clinton, Dunn and Goldsboro; and, New Century Bank of Fayetteville, a community bank headquartered in Fayetteville, NC.

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Stock Symbol: NCBC – OTC Electronic Bulletin Board	www.newcenturybanknc.com

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.